Exhibit 99.1

              SOMANETICS REPORTS RECORD NET REVENUES AND NET INCOME
                BEFORE INCOME TAXES FOR THE FIRST QUARTER OF 2005

                       - Net Revenues Increase 51 Percent;
                  Company Raises Fiscal 2005 Revenue Guidance -

    Financial Highlights
    * Net revenues climbed 51 percent to a record $4.0 million, led by a 57 percent increase in U.S. SomaSensor net revenues.
    *  Net income before income taxes increased 192 percent to a record
       $854,433.
    *  Net income increased to $563,926, or $0.05 per diluted share.
    *  Gross margins increased 5 percentage points to 86 percent.
    * 2005 guidance is raised to project net revenue growth between 47 and 52 percent.

    TROY, Mich., March 15 /PRNewswire-FirstCall/ -- Somanetics Corporation (Nasdaq: SMTS) reported record net revenues of $4.0 million for the first quarter ended February 28, 2005, a 51 percent increase from $2.7 million in the same period of 2004.

    U.S. net revenues increased 47 percent to $3.4 million from $2.3 million in the same period last year. International net revenues increased 73 percent to $668,067 from $386,869.

    Somanetics reported record first quarter net income before income taxes of $854,433, a 192 percent increase from $292,744 in the first quarter of 2004. While Somanetics did not pay income taxes in the first quarter, taxes were recorded at an estimated effective tax rate of 34 percent. Net income was $563,926, or $0.05 per diluted share.

    Gross margins increased to 86 percent in the first quarter from 81 percent in the 2004 first quarter.

    As of February 28, 2005, Somanetics' cash balance was $7.5 million. For the first quarter, net increase in cash was $432,964, provided primarily by cash from operations.

    "New clinical data, expansion of our selling resources and our co-promotion relationship with Fresenius are accelerating customer adoption of the INVOS Cerebral Oximeter in the U.S. cardiac surgery market," said Bruce Barrett, Somanetics' president and chief executive officer. "Also, we are seeing positive early customer response to our entry into the pediatric intensive care unit market."

    "There also is increased sales activity for the INVOS System in key global markets through our international distributors," said Barrett. "Edwards Lifesciences continues to produce consistent results in Japan. In addition, we are seeing measurable benefits from Tyco Healthcare's increased focus on INVOS System sales efforts in Europe, the Middle East, Africa and Canada."

    During the quarter, Somanetics initiated selling and marketing efforts for the INVOS System in the U.S. pediatric ICU market. As part of this initiative, Somanetics participated in two medical conferences for pediatric intensivists where researchers delivered numerous presentations focused on use of the INVOS System in the pediatric ICU.

    "These events have led to a notable increase in sales projects. As a result, we expect to generate additional INVOS System hardware and pediatric SomaSensor purchases beginning in the second quarter," said Barrett.

    Upcoming Events
    In April, John Murkin, M.D., chief of cardiovascular anesthesia at University of Western Ontario Hospital in Ontario, Canada, will present new data at the Society of Cardiovascular Anesthesiologists annual meeting from his prospective and randomized, blinded trial. These data show use of the INVOS System "levels the playing field" for the diabetic patients undergoing cardiac surgery. Diabetics represent approximately one-third of cardiac surgery patients. Because of their condition, they have poorer clinical outcomes than non-diabetics.

    Also in April, Somanetics will exhibit at the American Association for Thoracic Surgery annual meeting. In May, additional clinical studies are expected to be presented at the Outcomes 2005 annual meeting, and Somanetics will participate in the Mechanisms of Perfusion annual meeting.

    Business Outlook
    "Based on stronger-than-expected first quarter financial results, and the number of sales projects subject to capital purchase approval, we are raising our revenue guidance for fiscal 2005," said Barrett. "We previously announced revenue guidance of 40 to 45 percent growth over the prior year, and we now believe revenue will increase between 47 percent and 52 percent," said Barrett.

    Somanetics to Host Conference Call
    Somanetics will web cast its 2005 first quarter conference call at 11:00 a.m. (ET) today. To join the web cast, visit the Investor Center section of Somanetics' website at http://www.somanetics.com and click on the "2005 First Quarter Conference Call" link. The call also will be archived on the website.

    About Somanetics
    Somanetics develops and markets the INVOS(R) Cerebral Oximeter, which occupies a unique position in U.S. hospitals as the only commercially available monitoring system that noninvasively and continuously monitors changes in a patient's regional brain blood oxygen saturation. Use of the INVOS Cerebral Oximeter helps medical professionals, such as surgeons and anesthesiologists, identify regional brain blood oxygen imbalances and take corrective action. Such action can prevent or reduce neurological injuries related to adverse events during surgery or in the critical care unit and reduce the associated cost of care. The device is used in situations where there is a high risk of brain oxygen imbalances, such as adult and pediatric cardiac surgeries, other major surgeries involving elderly patients and some intensive care unit applications. Somanetics also markets the CorRestore(R) System, a cardiac implant used in cardiac repair and reconstruction, including an operation called Surgical Ventricular Restoration, or SVR, a surgical treatment for patients with certain types of severe congestive heart failure. Somanetics' web site is http://www.somanetics.com .

    Safe-Harbor Statement
    Except for historical information contained herein, the matters discussed in this news release, including financial guidance for fiscal year 2005, expected U.S. and international revenue growth and anticipated investments and co-promotional relationships, are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Actual results may differ significantly from results discussed in the forward-looking statements.

Actual results may be affected by, among other things, economic conditions in general and in the healthcare market, the demand for and market for our products in domestic and international markets, our history of losses, our current dependence on the Cerebral Oximeter and SomaSensor, the challenges associated with developing new products and obtaining regulatory approvals if necessary, research and development activities, the uncertainty of acceptance of our products by the medical community, the lengthy sales cycle for our products, third party reimbursement, competition in our markets, including the potential introduction of competitive products by others, our dependence on our distributors, physician training, enforceability and the costs of enforcement of our patents, potential infringements of our patents and the other factors set forth from time to time in Somanetics' Securities and Exchange Commission filings, including Somanetics' Registration Statement on Form S-1 (file no. 333-74788) effective January 11, 2002, its 2004 Form 10-Qs filed on March 30, 2004, July 8, 2004 and October 7, 2004 and its 2004 Annual Report on Form 10-K filed on February 22, 2005.

                             SOMANETICS CORPORATION

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                        For the Three-Month
                                                            Periods Ended
                                                    ---------------------------
                                                    February 28,   February 29,
                                                        2005           2004
                                                    ------------   ------------
NET REVENUES                                        $  4,032,617   $  2,670,265
COST OF SALES                                            550,149        520,393
GROSS MARGIN                                           3,482,468      2,149,872
OPERATING EXPENSES:
    Research, development and engineering                 95,802         87,690
    Selling, general and administrative                2,576,136      1,774,900
              Total operating expenses                 2,671,938      1,862,590
OPERATING INCOME                                         810,530        287,282
OTHER INCOME
    Interest income                                       43,903          5,462
        Total other income                                43,903          5,462
NET INCOME BEFORE INCOME TAXES                      $    854,433   $    292,744
INCOME TAX PROVISION                                     290,507             --
NET INCOME                                          $    563,926   $    292,744
NET INCOME PER COMMON
  SHARE - BASIC                                     $        .06   $        .03
NET INCOME PER COMMON
  SHARE - DILUTED                                   $        .05   $        .03
WEIGHTED AVERAGE SHARES
  OUTSTANDING - BASIC                                 10,140,015      9,308,607
WEIGHTED AVERAGE SHARES
  OUTSTANDING - DILUTED                               11,840,093     11,296,295

                             SOMANETICS CORPORATION

                                 BALANCE SHEETS

                                                    February 28,   November 30,
                                                        2005           2004
                                                    ------------   ------------
                                                     (Unaudited)    (Audited)
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                       $  7,502,506   $  7,069,542
    Accounts receivable                                2,312,049      2,022,544
    Inventory                                            663,979        682,910
    Prepaid expenses                                     183,794        257,893
    Deferred tax asset - current                         575,184        510,000
        Total current assets                          11,237,512     10,542,889
PROPERTY AND EQUIPMENT (at cost):
    Demonstration and no-cap sales
     equipment at customers                            1,690,020      1,628,431
    Machinery and equipment                              712,007        704,581
    Furniture and fixtures                               255,044        255,044
    Leasehold improvements                               171,882        171,882
        Total                                          2,828,953      2,759,938
    Less accumulated depreciation and
     amortization                                     (1,686,808)    (1,675,881)
        Net property and equipment                     1,142,145      1,084,057
OTHER ASSETS:
    Deferred tax asset - non-current                   5,834,309      6,190,000
    Intangible assets, net                               951,198        952,926
    Other                                                 15,000         15,000
        Total other assets                             6,800,507      7,157,926
TOTAL ASSETS                                        $ 19,180,164   $ 18,784,872
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable                                $    697,396   $    529,097
    Accrued liabilities                                  303,204        703,109
        Total current liabilities                      1,000,600      1,232,206
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
    Preferred shares; authorized, 1,000,000
     shares of $.01 par value;
     no shares issued or outstanding                          --             --
    Common shares; authorized, 20,000,000
     shares of $.01 par value;
     issued and outstanding, 10,147,282
     shares at February 28, 2005,
     and 10,137,782 shares at November 30, 2004          101,473        101,378
    Additional paid-in capital                        62,396,312     62,333,435
    Accumulated deficit                              (44,318,221)   (44,882,147)
        Total shareholders' equity                    18,179,564     17,552,666
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $ 19,180,164   $ 18,784,872

SOURCE  Somanetics Corporation
    -0-                             03/15/2005
    /CONTACT: Mary Ann Victor, Vice President, Communications of Somanetics Corporation, +1-248-689-3050, ext. 204, or Fax: +1-248-689-4272/
    /Web site:  http://www.somanetics.com